NEWS RELEASE

POPE RESOURCES ANNOUNCES EXPANSION OF CREDIT FACILITIES

POULSBO, WA, October 16, 2018 / PRNewswire/ - Pope Resources (NASDAQ:POPE) (Partnership) announced today an expansion of its credit facilities with Northwest Farm Credit Services (NWFCS) that increases its borrowing capacity from $105 million to $144 million and provides a weighted average net interest rate of 3.6% at closing. The amended facilities include an accordion of up to $50 million that increases the Partnership’s capacity to $194 million. The accordion provides an additional financing option should the Partnership identify value-adding investment opportunities. Before and after closing on the amended facilities, the Partnership had $89.9 million of debt outstanding. “We are pleased to secure these new facilities as an attractively priced source of capital to finance future growth for the Partnership,” said Tom Ringo, President and CEO. “This announcement undergirds our continued confidence in our strategies to build sustainable value for unitholders.”

The expanded credit facilities include the following components:

•	5-year, $30.0 million revolving line of credit priced at 160 basis points (bps) over LIBOR, of which $15.7 million was drawn at closing.

•
10-year, $40.0 million delayed-draw facility with both variable- and fixed-rate pricing options available at spreads of 160 bps over LIBOR for variable-rate pricing and 160-165 bps over reference rates for fixed-rate pricing. No amounts were outstanding on this component at closing.

•	A $71.8 million fully funded, long-term facility that consists of:

◦	$41.8 million of existing fixed-rate notes held with NWFCS with maturities in 2019, 2025, 2026, and 2028.

◦
$30.0 million of variable-rate notes priced at 160 bps over LIBOR with maturities in 2024, 2034, 2035, and 2036 that will refinance the same amount of variable-rate notes held with NWFCS. The Partnership has the option to convert the variable-rate notes to fixed-rate pricing at spreads of 160-165 bps over reference rates.

•	Accordion of up to $50.0 million that can be exercised in the future should the Partnership identify value-adding investment opportunities.

•	$2.4 million outstanding on a fixed-rate, amortizing loan drawn in 2012 and maturing in 2023 with NWFCS that is still in place.

Given the mix of fixed- and floating-rate pricing set at closing, the Partnership’s weighted average interest rate will be 3.6%, net of the patronage dividends we expect to receive from NWFCS, a slight improvement to the former facilities. The weighted average maturity of the amended credit facilities is 8.9 years, compared to 5.5 years previously. In addition, the covenant package was amended to be less restrictive.

Upon closing, the amended facilities provide the Partnership with $54.3 million of unused capacity, plus the $50.0 million accordion. Securing this incremental capacity supports the Partnership's ongoing review of its longer-term opportunities by evaluating its capital allocation strategy, business mix, and organizational structure, all with a focus on delivering increased value to unitholders and narrowing the gap between its trading value and net asset value.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own and manage 120,000 acres of timberland and 2,100 acres of development property in Washington. In addition, Pope Resources co-invests in and consolidates three private equity timber funds that own 124,000 acres of timberland in Washington, Oregon, and California. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements
Certain statements contained in this press release, particularly those about our expectations for the effects of the new credit facilities on our future borrowing costs and flexibility, and the potential to deploy the additional capital afforded by the facilities to enhance unitholder value and reap other intended results, are forward looking statements within the meaning of applicable securities laws. The forward looking statements in this release reflect management's current expectations based on currently known circumstances and expected future events. Such statements are based upon our management's expectations for future income and expenses and are subject to change based upon a variety of factors, some of which are beyond our management's ability to control. Because these statements describe or depend upon our future performance and various management decisions and opportunities, they are inherently uncertain, and some or all of these expectations may not come to pass. Accordingly, readers should not construe these statements as promises of future management actions or assurances of financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. The section entitled "Item 1A -- Risk Factors" in our Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2018, contains a list of known factors that may cause us to fall short of our expected financial performance or to deviate from our current plans. We update our risk factor disclosures from time to time in our annual and quarterly reports, and readers should carefully review and consider those factors before making an investment decision about our limited partner units.

Forward looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements except as required by law.

Contact:
Daemon Repp
Director of Finance
(360) 697-6626
investors@orminc.com